EXHIBIT (A)(1)(J)

Amazon.com Completes Tender Offer for Audible

SEATTLE, WA – March 17, 2008 – Amazon.com, Inc. (NASDAQ: AMZN) today announced the completion of its tender offer for all outstanding shares of Audible, Inc. (NASDAQ: ADBL). The tender offer expired at 5:00 p.m., New York City time, on Friday, March 14, 2008.

As of such time, an aggregate of approximately 21.5 million shares of Audible common stock, or approximately 86.9% of Audible’s outstanding shares, had been tendered into, and not withdrawn from, the offer. These shares, together with shares owned by Amazon.com prior to the commencement of the offer, represent 89.4% of Audible’s outstanding shares. All tendered shares have been accepted in accordance with the terms of the tender offer.

Amazon.com intends to exercise its right under the merger agreement to purchase from Audible, at a price per share of $11.50, the number of newly issued shares of Audible necessary for Amazon.com to own more than 90% of Audible’s outstanding shares. Amazon.com intends to complete the merger contemplated by the merger agreement as soon as practicable thereafter, with Audible becoming a wholly-owned subsidiary of Amazon.com.

On February 11, 2008, Amazon.com, through its wholly-owned subsidiary AZBC Holdings, Inc., commenced a tender offer for all outstanding shares of Audible at a price of $11.50 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon, pursuant to an agreement and plan of merger among Amazon.com, AZBC Holdings and Audible.

About Amazon.com

Amazon.com, Inc. (NASDAQ:AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS), and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to the expected timing and financial or other benefits of the Audible.com transaction, competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, significant amount of indebtedness, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings.

About Audible.com

Audible (www.audible.com) is the leader in spoken audio information and entertainment on the Internet. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady computer-based and wireless mobile devices. Audible and its wholly owned subsidiary, Audible.co.uk, have almost 200,000 hours of audio programs from more than 520 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible’s alliances in Germany and France offer an additional 20,000 hours of audio programming. Audible is the pre-eminent provider of spoken-word audio products for Apple’s iTunes Store. Audible has a headquarters in Newark, NJ, and an office in London, England. Audible, audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc., trademarks.